EXHIBIT 99.1

Animal Health International, Inc. Announces Its Fourth Quarter and Fiscal Year 2008 Earnings

WESTLAKE, Texas, Sept. 9, 2008 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales increased 11.7%, or $18.6 million, to $178.3 million for the three months ended June 30, 2008, from $159.7 million for the same quarter last year. Acquisitions accounted for $14.9 million of the increase in sales. Organic sales increased 2.3% from the same period last year. Net income was $2.7 million or $0.11 per fully diluted share. Last year the net loss for the fourth quarter was $0.2 million.

  * Margins improved to 20.0% of net sales during the fourth quarter to 20.0% compared to 17.7% last year. Transactional margins and rebates both increased in the quarter.

Earnings before interest, tax, depreciation and amortization (EBITDA) for the quarter was $8.7 million, an increase of $4.3 million or 98% when compared to the same period last year. Last year's EBITDA included a one-time legal settlement and related expenses of $2.5 million. EBITDA increased 27.2% compared to last year's EBITDA after adjusting for this one-time charge.

Net sales increased $87.0 million, or 13.8%, to $716.5 million for the year ended June 30, 2008. Acquisitions accounted for $60.2 million or 69% of this increase. Organic sales increased 4.3% from the same period last year. EBITDA for the fiscal year was $36.1 million, an increase of $2.1 million from the same period last year. Net income for the year was $11.1 million, an increase of 112.3% from last year's net income of $5.2 million. For the year, earnings were $0.46 per fully diluted share.

  * Selling, general and administrative expense included one-time severance charges of $1.0 million, an increase in health care benefits of $0.5 million, $1.1 million for stock option expense and $2.2 million for public company expenses, which were not incurred in the first seven months last year as a private
    company. Last year included a one-time legal settlement and related fees of $2.8 million.

  * Interest expense this year included a charge of $0.3 million for unamortized finance fees written off when the Company refinanced its term loan debt.

This year's EBITDA included a $1.0 million charge for one-time severance cost and last year's EBITDA included a one-time legal settlement and related expenses of $2.8 million. Adjusting EBITDA for these one-time items results in EBITDA of $37.1 million for the current year and $36.8 million for last year.

Fiscal Year 2009 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The Company expects its net sales for fiscal year 2009 to be in the range of $740 to $780 million. EBITDA is estimated to be in the range of $38.0 to $40.0 million, and its net income guidance for its fiscal year ending June 30, 2009, to be in the range of $12.0 to $13.2 million. This guidance excludes any projections of future acquisitions.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Daylight Time to discuss these results and its business outlook. You can access the conference call by dialing 719-325-4927. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense) and the impact of purchase accounting. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  * EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual
    commitments;
  * EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  * EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or
    principal payments, on our debts;
  * Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect
    any cash requirements for such replacements; and
  * Other companies in our industry may calculate EBITDA
    differently than we do, limiting its usefulness as a
    comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 65,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International's expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International's inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International's inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in Animal Health International's filings with the Securities and Exchange Commission, including Animal Health International's Annual Report on Form 10-K filed on September 9, 2008. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                 ANIMAL HEALTH INTERNATIONAL, INC.
          Condensed Consolidated Statements of Operations
               (In thousands, except per share data)

                        Three months ended
                              June 30,           Year ended June 30,
                       ---------------------    ---------------------
                         2007        2008         2007         2008

 Net sales             $159,679    $ 178,297    $ 629,534    $716,542

 Direct cost of
  products sold         131,493      142,610      507,997     579,485
                       --------    ---------    ---------    --------
 Gross Profit            28,186       35,687      121,537     137,057
 Selling, general,
  and administrative
  expenses (including
  salary, wages,
  commission, and
  related benefits)      23,926       27,124       88,117     101,849
 Acquisition costs            6           37            6          37
 Depreciation and
  amortization            1,684        2,068        6,504       7,349
                       --------    ---------    ---------    --------
   Operating income       2,570        6,458       26,910      27,822
 Other income
  (expense):
   Other income             148          192          582         964
   Interest expense      (2,533)      (2,419)     (18,307)    (10,277)
                       --------    ---------    ---------    --------
     Income before
      income taxes          185        4,231        9,185      18,509
 Income tax expense        (366)      (1,575)      (3,957)     (7,408)
                       --------    ---------    ---------    --------
     Net income (loss) $   (181)   $   2,656    $   5,228    $ 11,101
                       ========    =========    =========    ========
       Dividend on
        redeemable
        preferred stock      --           --      (53,323)         --
       Deemed dividend
        on conversion
        of redeemable
        preferred
        stock                --           --      (95,227)         --
       Preferred stock
        participation
        in undistributed
        earnings             --           --       (4,062)         --
                       --------    ---------    ---------    --------
       Net income
        (loss) available
        to common
        shareholders   $   (181)   $   2,656    $(147,384)   $ 11,101
 --------------------  ========    =========    =========    ========
 Earnings (loss)
  per share:
   Basic               $  (0.01)   $    0.11    $  (13.01)   $   0.46
   Diluted             $  (0.01)   $    0.11    $  (13.01)   $   0.46

 Weighted average
  shares outstanding:
   Basic                 24,330       24,330       11,329      24,330
   Diluted               24,330       24,330       11,329      24,330
 --------------------------------------------------------------------

                 ANIMAL HEALTH INTERNATIONAL, INC.
               Condensed Consolidated Balance Sheets
                           (In thousands)

     Assets                                  June 30,       June 30,
                                               2007           2008
                                            ---------      ----------
 Current assets:
   Cash and cash equivalents                $   7,751      $    2,452
   Accounts receivable, net                    73,958          84,549
   Merchandise inventories, net                80,848          98,847
   Other current assets                         7,634           6,114
                                            ---------      ----------
     Total current assets                     170,191         191,962

 Noncurrent assets:
   Property, plant, and equipment, net         17,253          17,096
   Goodwill and other intangible assets       137,085         151,876
   Other noncurrent assets                      5,505           4,365
                                            ---------      ----------
     Total assets                           $ 330,034      $  365,299
                                            =========      ==========

     Liabilities and Stockholders' Equity
 Current liabilities:
   Accounts payable                         $  81,976      $   86,213
   Accrued liabilities                         15,644          13,879
   Current portion of long-term debt            1,363           1,259
                                            ---------      ----------
     Total current liabilities                 98,983         101,351

 Noncurrent liabilities:
   Long-term debt, net of current
    portion                                   117,523         137,162
   Other noncurrent liabilities                27,413          30,562
                                            ---------      ----------
     Total liabilities                        243,919         269,075
                                            ---------      ----------
 Stockholders' equity                          86,115          96,224
                                            ---------      ----------
     Total liabilities and
      stockholders' equity                  $ 330,034      $  365,299
                                            =========      ==========

                 ANIMAL HEALTH INTERNATIONAL, INC.
                       EBITDA Reconciliation
                           (In thousands)
                            (Unaudited)

                       Three months ended
                            June 30,            Year ended June 30,
                      -----------------------------------------------
                       2007         2008         2007         2008

 Net Income           $  (181)     $ 2,656      $ 5,228      $11,101

  Interest expense      2,533        2,419       18,307       10,277
  Income tax expense      366        1,575        3,957        7,408
  Depreciation and
   amortization         1,684        2,068        6,504        7,349
                      -------      -------      -------      -------
 EBITDA               $ 4,402      $ 8,718      $33,996      $36,135
                      =======      =======      =======      =======

CONTACT:  Animal Health International, Inc.
          William F. Lacey
          817-859-3000